Exhibit 16.1

August 10, 2023

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Bancorp 34 Inc. included under the heading “CHANGE IN AUDITOR” of its Registration Statement on Form S-4 expected to be filed with the Securities and Exchange Commission on August 10, 2023. We agree with the statements concerning our Firm contained therein.

Sincerely,

/s/ Moss Adams LLP